CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated February 22, 2016 on the financial statements and financial highlights of Lebenthal Lisanti Small Cap Growth Fund, a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 25, 2016